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                                                                     EXHIBIT 4.2

                                FIRST AMENDMENT
                                     TO THE
          GTECH HOLDINGS CORPORATION 1998 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, GTECH Holdings Corporation (the "Company") established the GTECH Holdings Corporation 1998 Employee Stock Purchase Plan (the "Plan") for the benefit of its employees and the employees of its designated subsidiaries; and

WHEREAS, the Company desires to amend the Plan to conform its eligibility and funds transfer requirements to the requirements of foreign jurisdictions; and

WHEREAS, the Company has reserved the right to amend the Plan by appropriate action and has authorized this amendment by resolution of its Board of Directors.

NOW, THEREFORE, the Company hereby amends the Plan effective September 18, 1998.

1. Section 2.1 of the Plan is hereby amended by deleting the second sentence thereof and replacing it with the following:

          The funds allocated to a Participant's account shall remain the property of the Participant at all times and may not be commingled with the general funds of the Company.

2. Section 2.6 of the Plan is hereby amended by deleting it in its entirety and substituting the following:

          2.6 "Eligible Employee" shall mean any employee of the Company or a Designated Subsidiary except (a) employees whose customary employment is less than 20 hours per week, (b) employees whose customary employment is not for more than five months in any calendar year, and
          (c) employees who are Executive Officers of the Company, as determined from time to time by the Board; provided, that in case of employees of the Company or Designated Subsidiaries that are located outside the United States, "Eligible Employee" shall mean any full or part time employee of such Company or Designated Subsidiary who shall be eligible to participate in the Plan as required by the applicable law of such country or countries outside the United States.

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3. Except as amended above, the Plan remains in full force and effect and is in all other respects ratified and approved.

IN WITNESS WHEREOF, the Company has caused this second amendment to be executed this 18th day of September, 1998.



GTECH Holdings Corporation



By /s/ Stephen A. Davidson
   -----------------------
   Stephen A. Davidson
   Senior Vice President